TITAN TRADING ANALYTICS INC.

                               CONSOLIDATED
                           FINANCIAL STATEMENTS

                             OCTOBER 31, 1997

Collins
Barrow
Chartered Accountants

Suite 800
1030 West Georgia Street
Vancouver, Canada
V6E 3B9


                             AUDITORS' REPORT

To the Directors of
Titan Trading Analytics Inc.

We have audited the consolidated balance sheets of Titan Trading Analytics Inc. as at October 31, 1997 and 1996 and the consolidated statements of operations and deficit and changes in financial position for each of the years in the three year period ended October 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 1997 and 1996 and the results of its operations and changes in financial position for each of the years in the three year period ended October 31, 1997 in accordance with generally accepted accounting principles in Canada. As required by the Company Act (B.C.), we report that, in our opinion, these principles have been applied on a consistent basis.


                                                  /S/ Collins
Barrow
                                                  CHARTERED
ACCOUNTANTS

Vancouver, Canada
January 15, 1998


A member of
Moores
Rowland
                                         Collins Barrow
An association of independent            is a Partnership of
accounting firms throughout the world.   Incorporated Professionals

                       TITAN TRADING ANALYTICS INC.
            (Incorporated under the laws of British Columbia)

                        CONSOLIDATED BALANCE SHEET
                             OCTOBER 31,1997

                            ASSETS         1997               1996
                            ------         ----               ----
Current assets
    Cash and short-term investments  $ 1,667,530       $ 1,590,589
    Accounts receivable                   22,634             9,244
    Prepaid expenses                       3,483            13,238
                                     -----------       -----------
                                       1,693,647         1,613,071

    Software and systems development
   (note 3)                              185,571           107,105

    Capital assets (note 4)               45,420            56,617
                                     -----------       -----------

                              LIABILITIES

Current liabilities
Accounts payable and accrued
Liabilities                              $ 20,922          $ 33,244
                                      -----------       -----------

                          SHAREHOLDERS' EQUITY

    Share subscriptions received              ---           140,000

    Share capital (note 5)              2,671,712        2,229,312

    Deficit                              (767,996)        (625,763)
                                      -----------       -----------
                                        1,903,716        1,743,549
                                      -----------       -----------
                                      $ 1,924,638      $ 1,776,793
                                      -----------       -----------


Approved by the Directors

/S/ Michael Paauwe,  Director

/S/ Michael Gossland,  Director


        See accompanying notes to the consolidated financial statements.

                       TITAN TRADING ANALYTICS INC.
              CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                    FOR THE YEAR ENDED OCTOBER 31,1997


                                     1997        1996         1995
                                     ----        ----         ----
Revenue
     Software sales              $ 36,040    $ 21,213     $ 11,165
     Demonstration and testing     56,761          --           --
     Interest and other income     58,581      35,290        9,490
                                 --------    --------     --------
                                  151,382      56,503       20,655
                                 --------    --------     --------
Expenses
    Advertising, marketing
    and promotion                  48,157      65,159       45,252
    Amortization                   84,297      37,228       11,104
    Bank charges                    1,452       1,811          768
    Capital taxes                   4,850          --           --
    Consulting fees                    --          --       30,000
    Demonstration and testing          --      57,934        6,633
    Management fees                44,887      34,364       34,160
    Office                         15,005      10,118       12,735
    Professional fees              13,424       8,669       12,587
    Rent                            5,900       6,330        5,715
    Research and development
    (note 6)                        3,483       7,436      154,809
    Salaries and benefits          47,282      43,750        9,977
    Telephone                       4,533       5,060        3,434
    Travel                         20,345      13,946        8,884
                                 --------    --------     --------
                                  293,615     291,805      336,058
                                 --------    --------     --------
Net loss for the year            (142,233)   (235,302)    (315,403)

Deficit, beginning of the year   (625,763)   (390,461)     (75,058)
                                 --------    --------     --------
Deficit, end of the year       $ (767,996)  $(625,763)  $ (390,461)
                                 --------    --------     --------
Net loss per share for the year
 (note 8(c))                        $(.02)      $(.03)       $(.78)


         See accompanying notes to the consolidated financial statements.

                        TITAN TRADING ANALYTICS INC.
         CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                    FOR THE YEAR ENDED OCTOBER 31,1997


                                    1997        1996          1995
                                --------    --------      --------

Cash from (used in) operating activities
    Net loss for the year      $(142,233)  $(235,302)    $(315,403)
    Item not involving cash
        Amortization              84,297      37,228        11,104
                                --------    --------      --------
                                 (57,936)   (198,074)     (304,299)

Net change in non-cash
 working capital                 (15,957)     39,930       (32,020)
                                --------    --------      --------
                                 (73,893)   (158,144)     (336,319)
                                --------    --------      --------

Cash used in investing activities
 Acquisition of capital assets    (5,432)    (19,295)      (39,786)
 Software and system development(146,134)   (129,935)           --
                                --------    --------      --------
                                (151,566)   (149,230)      (39,786)
                                --------    --------      --------

Cash from (used in) financing activities
 Share subscriptions received and
 issuance of common shares       302,400   1,165,500     1,168,900
    Share issue costs                 --    (141,089)           --
                                --------    --------      --------
                                 302,400   1,024,411     1,168,900
                                --------    --------      --------

Increase in cash during the year  76,941     717,037       792,795

Cash and short-term investments,
    beginning of the year      1,590,589     873,552        80,757
                                --------    --------      --------
Cash and short-term investments,
    end of the year          $ 1,667,530 $ 1,590,589     $ 873,552
                                --------    --------      --------


         See accompanying notes to the consolidated financial statements.

                         TITAN TRADING ANALYTICS INC.
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             OCTOBER 31, 1997

1.  General information

    The company develops and markets financial software systems.

2.  Significant accounting policies

    These financial statements are prepared in accordance with accounting principles generally accepted in Canada which do not differ from those established in the United States, except as disclosed in note 9.

    a) Consolidation - The financial statements include the accounts of the company and of its wholly-owned subsidiary, Titan
Trading Corp.

    b) Research and development - Research costs are expensed when incurred. Development costs are expensed when incurred unless a commercial product is developed for which adequate resources exist to market the product in which case they are capitalized as software and systems development.

    c) Software and systems development - Software and systems development costs are amortized on a straight line basis over a three year period from the commencement of production.

    d) Capital assets - Capital assets are recorded at cost and amortized at the following annual rates:
         Computer equipment                - 30% declining balance
         Copyrights and trademarks         - 20% straight line
         Furniture and equipment           - 20% declining balance

    e) Foreign currency translation - Foreign currency transactions are translated using the temporal method, whereby:

        i) monetary items are translated at the rate of exchange in effect at the balance sheet date;
       ii) non-monetary items are translated at historical exchange rates; and
      iii) revenue and expense items are translated at the average rate of exchange for the year.

3.  Software and systems development          1997           1996
                                              ----           ----
    Cost                                   $ 276,069      $ 129,935
    Accumulated amortization                 (90,498)
(22,830)
                                           ---------      ---------
                                           $ 185,571      $ 107,105
                                           ---------      ---------

    Software and system development cost is comprised of:
                                             1997           1996
                                             ----           ----
    Computer services                     $  18,495      $   5,800
    Contract services                       200,750         94,250
    Other                                    34,909         15,585
    Rent                                      7,200          4,200
    Salaries                                 14,715         10,100
                                          ---------      ---------
                                          $ 276,069      $ 129,935
                                          ---------      ---------

                       TITAN TRADING ANALYTICS INC.
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 1997


4.  Capital assets
                                             1997
                             -------------------------------------
                                        Accumulated
                              Cost      Amortization       Net
                             --------   --------------    --------
    Computer equipment       $ 71,675       $ 38,378      $ 33,297
    Copyrights and trademarks  11,836          4,184         7,652
    Furniture and equipment     7,012          2,541         4,471
                             --------   --------------    --------
                             $ 90,523       $ 45,103      $ 45,420
                             --------   --------------    --------


                                              1996
                            -------------------------------------
                                       Accumulated
                             Cost      Amortization       Net
                            --------   --------------    --------
    Computer equipment      $ 68,376    $ 25,829         $ 42,547
    Copyrights and trademarks 10,000       2,000            8,000
    Furniture and equipment    7,808       1,738            6,070
                            --------   --------------    --------
                            $ 86,184    $ 29,567         $ 56,617
                            --------   --------------    --------
5.  Share capital
                                              1997           1996
                                              ----           ----
    Authorized
    100,000,000 common shares,
    without par value
    Issued 8,732,001 (1996 - 8,416,001)
    common shares                       $ 2,671,712    $ 2,229,312
                                        -----------    -----------
During the year the company issued 316,000 common shares for $442,400 pursuant to share subscriptions received in 1996.

During 1996 the company issued 4,302,000 common shares for $1,055,500.

The following options and warrants remain outstanding:

    Directors, officers and employee stock options for 830,000 common shares exercisable at $.90 per share to July 2001.

    Warrants for 125,000 common shares exercisable at $1.05 per share to June 1998.

    Warrants for 158,000 common shares exercisable at $1.75 per share to June 1998.

3,000,000 of the common shares issued during 1996 are held in escrow with their release being subject to regulatory approval.

                      TITAN TRADING ANALYTICS INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           OCTOBER 31, 1997


6.  Research and development

                                 1997         1996            1995
                                 ----         ----            ----
Computer services and software $   --     $    --         $ 10,709
Contract services                  --       6,250          115,000
Other                           3,483       1,186           19,500
Product research                   --          --            6,100
Rent                               --          --            3,500
                             --------     -------        ---------
                             $  3,483     $ 7,436        $ 154,809

7.  Income taxes

    The financial statements do not reflect the potential tax reductions which may be available through the application of losses of $806,000 carried forward against future years' earnings otherwise subject to income taxes.

    The losses expire as follows:

         2001                                            $   67,000
         2002                                               322,000
         2003                                               373,000
         2004                                               248,000
                                                         ----------
                                                          1,010,000
    Losses attributable to timing differences
(204,000)
                                                         ----------
                                                         $  806,000
                                                         ----------
8.  Other information

    a)  Related party transactions

        Included in the statement of operations and deficit are the following transactions with officers and directors and related individuals:

                              1997            1996           1995
                              ----            ----           ----
Expenses

Consulting fees           $     --         $     --      $  3,000
Management fees           $ 44,887         $ 34,032      $ 32,600
Office                    $     --         $     --      $  2,300
Rent                      $  4,200         $  4,200      $  4,200
Research and development  $     --         $  6,250      $ 57,500

Software and systems development costs incurred during the year includes $109,500 (1996 - $98,450) of amounts paid to officers and directors.

                        TITAN TRADING ANALYTICS INC.
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             OCTOBER 31,1997

8.  Other information - continued

a)  Related party transactions - continued

At October 31, 1997 $6,093 (1996 - $3,515) due to officers and directors is included in accounts payable and accrued liabilities.

Share issue costs for 1996 include $18,000 paid to an officer and director.

The company has contract services agreements with officers, requiring the company to pay monthly fees of $14,917 to November
1998 and additional amounts if not renewed at that time.

The related party transactions are in the normal course of operations and are recorded at the amount paid.

b) Financial instruments

The company's financial instruments consist of cash and short-term investments, accounts receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments. A significant portion of the company's cash and short-term investments are denominated in United States dollars. Therefore, the realization of these amounts into Canadian dollars can fluctuate based on foreign exchange rates. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

c) Loss per share

The loss per share is calculated on the basis of the weighted average number of shares outstanding during the year.

9.  United States accounting principles

Under United States generally accepted accounting principles, the loss per share is calculated on the basis that the weighted average number of shares outstanding during the year excludes shares which are subject to escrow restrictions unless the conditions for issuance are currently met or will be met by the mere passage time.

                                          1997      1996       1995

Net loss per share under United States
generally accepted accounting principles $(.03)   $(.05)     $(.78)
                                        ------    ------     ------

                         TITAN TRADING ANALYTICS INC.
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             OCTOBER 31,1997


9.  United States accounting principles - continued

Under United States generally accepted accounting principles, granting of stock options to directors, officers and employees may give rise to a charge to income for compensation. The company has prepared its financial statements in accordance with APB 25 under which stock options are measured by the intrinsic value method whereby directors, officers and employee compensation cost is limited to the excess of the quoted market price at date of grant over the option exercise price. Since the exercise price equaled the quoted market price at the dates the stock options were granted, there was no compensation cost to be recognized.

Had the company fully adopted the recommendations of SFAS 123 and valued the options using a fair market value method such as the Black-Scholes option pricing model, there would be an increase in employee and director compensation costs charged to income of $Nil in 1997, $6,350 in 1996 and $Nil in 1995.

The weighted average grant date fair market value of options granted was determined using the Black-Scholes option pricing model assuming a risk-free interest rate of 6.25%; an option life of 5 years; an expected volatility of 13% and that no dividends would be paid until after the expiry date of the options.


                                    1997         1996          1995
                                    ----         ----          ----
Net loss under United States
generally accepted accounting
policy                       $ (142,233)  $ (235,302)   $ (315,403)
Increase in directors',
officers' and employees'
compensation                         --        6,350            --
                            -----------  -----------   -----------
                             $ (142,233)  $ (241,652)   $ (315,403)
                            -----------  -----------   -----------
Net loss per share if SFAS
123 adopted                       $(.03)       $(.05)        $(.78)
                                 ------       ------        ------